UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019

Instructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37629	26-3505687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6330 South 3000 East, Suite 700 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

The information disclosed under Item 3.02 of this Current Report is incorporated herein by reference.

Item 3.02  Unregistered Sales of Securities

On April 1, 2019, Instructure, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Slick Rock Panda, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), MasteryConnect, Inc. (“MasteryConnect”) and Stockholder Representative Services LLC, as Stockholders’ Agent. Pursuant to the Merger Agreement, Merger Sub will merge with and into MasteryConnect (the “Merger”), with MasteryConnect continuing as the surviving entity and a wholly owned subsidiary of the Company.

The aggregate amount payable by the Company under the Merger Agreement is approximately $42.5 million. Approximately $12.3 million of the merger consideration will be paid in shares of the Company’s common stock (the “Stock Consideration”), with the actual number of such shares to be issued determined as the quotient obtained by dividing $12.3 million by the average closing price of the Company’s common stock on the New York Stock Exchange during the 10 calendar day trading period ending on the last trading day ending immediately prior to the effectiveness of the Merger. A portion of the merger consideration will be held in an escrow fund for the purposes of satisfying certain indemnification obligations of the equity holders of MasteryConnect during the twelve-month period following the closing.

The issuance of the Stock Consideration upon the closing of the Merger is expected to be made in in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act.

The Merger is subject to customary closing conditions, including, among other things, approval of the Merger by the holders of the outstanding capital stock of MasteryConnect. The Merger Agreement contains representations, warranties, covenants and indemnities by the parties customary for transactions of this type. The Merger Agreement may be terminated under certain circumstances, including if the required approval of the Merger by the holders of the outstanding capital stock of MasteryConnect is not obtained.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  Such forward-looking statements include but are not limited to statements about the potential merger and other statements that are not historical facts.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected, including but not limited to the risks that the merger does not close when expected or at all because required conditions to closing are not satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the Company operates; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on transaction-related issues.  Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs.  The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Item 7.01 Regulation FD Disclosure.

Instructure reiterates its previously issued financial guidance for the full year 2019. The financial guidance discussed below is on a non-GAAP basis, except for revenue, and excludes stock-based compensation expense, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit (see tables below that reconcile these non-GAAP financial measures to the related GAAP measures).

For the full year ending December 31, 2019, Instructure expects revenue of approximately $256 million to $260 million, non-GAAP net loss of ($23.5) million to ($21.5) million, and non-GAAP net loss per common share of ($0.65) to ($0.59).

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS GUIDANCE
(in thousands)
(unaudited)
	Full Year Ending December 31,
	2019	2019
	LOW	HIGH
Net loss	$(74,360)	$(72,330)
Stock-based compensation	49,775	49,775
Reversal of payroll tax expense on secondary stock purchase transactions	(1,325)	(1,325)
Amortization of acquisition related intangibles	2,410	2,410
Non-GAAP net loss	$(23,500)	$(21,470)

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS PER COMMON SHARE GUIDANCE
(unaudited)
	Full Year Ending December 31,
	2019	2019
	LOW	HIGH
Net loss per common share	$(2.06)	$(2.00)
Stock-based compensation	1.38	1.38
Reversal of payroll tax expense on secondary stock purchase transactions	(0.04)	(0.04)
Amortization of acquisition related intangibles	0.07	0.07
Non-GAAP net loss per common share, basic and diluted	$(0.65)	$(0.59)
Non-GAAP weighted average common shares used in computing basic and diluted net loss per common share (in thousands)	36,100	36,100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instructure, Inc.

Dated: April 2, 2019
	By:	/s/ Matthew A. Kaminer
Matthew A. Kaminer
Executive Vice President, General Counsel and Secretary